Exhibit 10.7

Lease agreement for factory and office building

The Lessor (hereinafter referred to as Party A): Anhui Juhu Door and Window Technology Co.

The Lessee (hereinafter referred to as Party B): Upincar Group Co., Ltd.

After friendly consultation between A and B, according to the Civil Code of the People’s Republic of China and the relevant provisions of the national and local governments on the leasing of factory buildings, and in accordance with the principle of equality and voluntariness, both parties reached the following agreement on the leasing of office buildings and production sites:

I. Party A agrees to lease to Party B for use three, four and five 12,000 square metres of workshops on the west side of the company’s steel structure plant and 3,300 square metres of office building (multi-storey plant) on the west side (floor plan diagram attached).

II. Lease term: provisionally three years, i.e. from 1 August 2021 to 31 July 2024.

III. Lease price and payment method.

1. The annual rent for the plant and multi-storey office building is RMB 1.2 million

In accordance with the principle of payment before use, a rent-free period of 2 months will be granted (i.e. the rent-free period will end at the end of July 2021), and the first year’s rent will be paid before 22 June after the signing of this agreement. The second and third year’s rent will be paid semi-annually, and 600,000 yuan will be paid before 31 July and 31 December each year respectively.

IV. Party A’s responsibilities and obligations.

1、The partition wall between the rented part of the steel structure plant and the part used by Party A is responsible by Party A; and Party A is responsible for installing 5 sets of 16-ton traveling cranes and 1 set of 20-ton traveling cranes and 1 set of 1250kv transformer.

2、Party A is responsible for the general decoration of the office building (multi-storey plant), the number of partitioned (separated) rooms of the office is provided by Party B; the air-conditioning and office furniture of the office building are configured by Party A.

3. The above facilities such as cranes, transformers, air-conditioners and furniture configured by Party A are owned by Party A. Party B has the right to use them during the lease period and Party B is responsible for the maintenance of the equipment.

V. Party B’s responsibilities and obligations

1、Pay the rental fee on time.

2、Party B shall be independently equipped with electricity and water meters during the leasing period, and shall pay the electricity and water charges in a timely manner according to the actual amount of electricity and water used.

3、Party B shall maintain the relevant facilities of the office building during the leasing period, and shall repair and restore them in a timely manner if they are damaged, and shall compensate for the damage caused.

4. Party B shall be responsible for the internal fire-fighting facilities and safety of the leased premises.

5. Party B shall not sublet or sublet to a third party without permission.

VI. If Party B surrenders the lease early, it shall pay Party A the full three years’ rent as compensation. If the lease period expires and Party B still needs to continue the lease, Party B shall propose to Party A two months before the expiry date. The lease price shall be determined by mutual agreement according to the prevailing market price, and Party B shall have the right of first refusal under the same conditions.

VII. If Party B fails to pay the rent in accordance with the agreement and is overdue for more than 30 days, Party A has the right to terminate this agreement and to require Party B to pay the remaining rent for three years and at the same time bear 10% of the total rent as liquidated damages.

VIII. This agreement shall take effect from the date of its signing by Party A and Party B. It shall be in four copies, two copies for each of Party A and Party B.

Party A (seal):	Party B (seal):

Representative:	Representative:

Date of signing: 16 June 2021